EXHIBIT 10.1
Courtesy translation

Geschäftsführeranstellungsvertrag	Managing Director
Employment Contract

Zwischen	between
Hirschmann Electronics GmbH,
Stuttgarter Straße 45-51, 72654 Neckartenzlingen,
vertreten durch ihre Gesellschafterin/represented by its shareholder, die Hirschmann Industries GmbH, Stuttgarter Straße 45-51, 72654 Neckartenzlingen

- nachfolgend “Gesellschaft” genannt -	- hereinafter referred to as the “Company” -

und	and
Herrn Christoph Gusenleitner,
Nibelungenstraße 13a, 82031 Grünwald

- nachfolgend “Geschäftsführer” genannt -	- hereinafter referred to as the “Managing Director” -

Vorbemerkung	Preliminary Remark

Herr Christoph Gusenleitner soll zum Geschäftsführer der Gesellschaft bestellt werden.	Mr Christoph Gusenleitner shall be appointed as managing director of the Company.

Die Gesellschaft ist Teil des Belden-Konzerns, an dessen Spitze die Belden Inc. mit Sitz in den Vereinigten Staaten steht. Der Konzern ist in vier Geschäftsbereiche (,,business units“) aufgeteilt: Belden Americas Group, EMEA (Europe, Middle East und Afrika), Belden Asia und Trapeze. Der Geschäftsführer soll für den Geschäftsbereich EMEA zuständig sein. Der Geschäftsbereich EMEA besteht aus allen Belden, Hirschmann und Lumberg Signalübertragungsprodukten inklusive Kupfer- und Glasfaserkabel; Kupfer und Faserstecker; industrielle Ethernet-Schalter
The Company is part of the Belden Group, which is headed by Belden Inc. with headquarters in the United States. The Group is divided up into four business units: Belden Americas Group, EMEA (Europe, Middle East and Africa), Belden Asia und Trapeze. The Managing Director is to be responsible for the EMEA business unit. The EMEA business consists of all Belden, Hirschmann, and Lumberg signal transmission products, including copper and fiber optic cable; copper and fiber connectors; industrial Ethernet switches and related equipment; fiber optic

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Vorbemerkung	Preliminary Remark

(Ethernet switches) und entsprechende Anlagen; Glasfaseranschlüsse und Media-Umwandler (media converters); Lastenmonent-Anzeigen für Kräne und andere lasttragende Anlagen; sowie Software und Komponenten für kabellose Technology.
interfaces and media converters; load-moment indicators for cranes and other load-bearing equipment; and wireless technology software and components.

Die Parteien vereinbarenden nachfolgenden Anstellungsvertrag:	The Parties hereby agree upon the following employment contract:

§ 1	§ 1
Aufgaben und Pflichten	Tasks and Duties

1.    Der Geschäftsführer wird, sobald es ihm im Hinblick auf sein Ausscheiden aus seinem bisheriger Anstellungsverhältnis möglich ist, spätestens aber mit Wirkung zum 01. April 2010 bei der Gesellschaft angestellt und zum Geschäftsführer bestellt. Er vertritt die Gesellschaft nach Maßgabe der Gesetze, der Vorschriften des Gesellschaftsvertrages der Gesellschaft, der Bestimmungen der Gesellschafter und der Regelungen dieses Anstellungsvertrages. Er hat den Weisungen der Gesellschafterversammlung Folge zu leisten. Erfüllungsort ist der jeweilige Sitz der Gesellschaft, zurzeit Neckartenzlingen, Deutschland.

1.    The Managing Director shall be employed at the Company and appointed as managing director as soon as it is possible for the Managing Director with regard to his departure from his current employment relationship, but at the latest with effect as of 1 April 2010. He shall represent the Company in accordance with legislation, the provisions of the Company’s Articles of Association, the directions of the shareholders and the provisions of this Employment Contract. He shall be obliged to carry out the instructions of the shareholder meeting. The place of performance shall be the respective headquarters of the Company, currently Neckartenzlingen, Germany.

2.    Der Geschäftsführer vertritt die Gesellschaft bei Bestellung mehrerer Geschäftsführer gemeinsam mit einem weiteren Geschäftsführer oder gemeinsam mit einem Prokuristen. Ist er alleiniger Geschäftsführer, so vertritt er die Gesellschaft alleine. Befreiung von den Beschränkungen in § 181 BGB wird ihm nicht erteilt.

2.    The Managing Director shall represent the Company together with another managing director or together with a procurist if several managing directors have been appointed. If he is the only managing director, then he shall represent the Company on his own. Release from the restrictions contained in § 181 BGB shall not be granted to him.

3. Der Geschäftsführer wird nach entsprechender Einarbeitung die Aufgabe des Executive Vice President, EMEA Operations übernehmen. Zu seinen	3. After appropriate familiarisation, the Managing Director shall take on the role of the Executive Vice President, EMEA Operations. His tasks shall include the

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§ 1	§ 1
Aufgaben und Pflichten	Tasks and Duties

       Aufgaben gehören die allgemeine Leitung und das Management des EMEA-Geschäfts der Belden Inc. Er berichtet direkt an den President & CEO der Belden Inc. (Mr John Stroup). Dem Geschäftsführer kann jederzeit von der Gesellschaft ein anderer Geschäftsbereich zugeordnet werden.

       general leadership and the management of the EMEA business of Belden Inc. He shall report directly to the President & CEO of Belden Inc. (Mr John Stroup). It shall be possible for the Company to allocate another business area to the Managing Director at any time.

4. Die Gesellschaft kann weitere Geschäftsführer bestellen. Die Gesellschafter bestimmen von Zeit zu Zeit die Geschäftsverteilung unter den Geschäftsführern.	4. The Company shall be entitled to appoint additional managing directors. The shareholders shall from time to time determine the division of business activities among the managing directors.

§ 2	§ 2
Zustimmungsbedürftige Geschäfte	Transactions Requiring Approval

Zur Vornahme von Rechtsgeschäften, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, hat der Geschäftsführer vorab die Zustimmung der Gesellschafter einzuholen. Der Geschäftsführer ist verpflichtet, jederzeit die Richtlinien, die in dem als Anlage 1 beigefügten ,,Code of Business Conduct and Ethics“ der Belden Inc. dargestellt sind und von der Gesellschaft von Zeit zu Zeit geändert werden kann, einzuhalten.	For the effecting of legal transactions which go beyond the usual business operations of the Company, the Managing Director shall be obliged to obtain the approval of the shareholders in advance. The Managing Director shall be obliged to comply at all times with the guidelines which are set out in the Belden Inc. “Code of Business Conduct and Ethics” attached hereto as Annex 1, which can be amended by the Company from time to time.

§ 3	§ 3
Pflichten und Verantwortlichkeit	Obligations and Responsibilities

1. Der Geschäftsführer wird seine volle Arbeitskraft und alle seine fachlichen Kenntnisse und Erfahrungen ausschließlich der Gesellschaft widmen.	1. The Managing Director shall devote his full working capacity and all his knowledge and experience exclusively to the Company.

2.    Die Ausübung einer entgeltlichen oder unentgeltlichen Nebentätigkeit, von Ehrenämtern sowie von Aufsichtsrats-, Beirats- oder ähnlichen Mandaten bedarf der vorherigen schriftlichen Zustimmung der Gesellschafter.

2.    The undertaking of any paid or unpaid ancillary activity, of honorary offices as well as of supervisory board, advisory board or similar mandates shall require the prior written consent of the shareholders.

3. Der Geschäftsführer hat für sämtliche	3. The Managing Director shall be obliged to

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§ 3	§ 3
Pflichten und Verantwortlichkeit	Obligations and Responsibilities

       wirtschaftlichen, finanziellen und organisatorischen Belange der Gesellschaft zu sorgen. Er übernimmt die Rechte und Pflichten des Arbeitgebers im Sinne der arbeits- und sozialrechtlichen Vorschriften.

       take care of all the economic, financial and organisational interests of the Company. He shall take over the rights and duties of the employer in the sense of the German employment and social security legal provisions.

4.    Der Gesellschaft bleibt es vorbehalten, dem Geschäftsführer eine andere, seiner Stellung sowie seinen Kenntnissen und Fähigkeiten entsprechende Position, auch an einem anderen Ort, zu übertragen. Die Gesellschaft und der Geschäftsführer entscheiden einvernehmlich bezüglich eines Umzugs oder einer wöchentlichen Anreise vom heutigen Wohnort München. Die Gesellschaft trägt die hierfür anfallenden, angemessenen Umzugskosten oder wiederkehrenden Reisekosten gegen Nachweis.

4.    The Company hereby reserves the right to transfer the Managing Director to another position which corresponds to his status, knowledge and capacities, also in another place. The Company and the Managing Director shall amicably decide if his residence should be moved or his current residence in Munich should be kept with weekly travel to the new place. The Company shall bear the reasonable moving costs or recurring travel costs thereof, upon presentation of receipts, etc.

§ 4	§ 4
Urlaub	Holiday Leave

1.    Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen, wobei als Arbeitstage alle Kalendertage gelten, die nicht Samstage, Sonntage oder gesetzliche Feiertage sind. Der Jahresurlaub ist unter Berücksichtigung betrieblicher Belange nach Absprache mit den Gesellschaftern zu nehmen.

1.    The Managing Director shall be entitled to annual holiday leave of 30 working days, in which regard all calendar days which are not Saturdays, Sundays or statutory public holidays shall count as working days. Holiday leave is to be taken after consultation with the shareholder and taking into the then current business requirements into account.

2. Ungenutzte Urlaubstage eines jeden Jahres sind nur bis zum 31.03. des jeweils nachfolgenden Jahres übertragbar. Nicht genommener Urlaub wird nicht abgefunden.	2. Unused holiday leave from any year shall only be able to be carried over until 31 March of the subsequent year. Unused holiday leave shall not be compensated.

§ 5	§ 5
Arbeitszeit	Working Hours

1. Ohne an eine bestimmte Arbeitszeit gebunden zu sein, hat sich der Geschäftsführer so oft und so lange, wie es	1. Without being bound to specific working hours, the Managing Director shall be obliged to render his services as often and

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§ 5	§ 5
Arbeitszeit	Working Hours

die pflichtgemäße Führung der Geschäfte verlangt, zur Verfügung der Gesellschaft zu halten und alle dem Wohle der Gesellschaft dienenden Leistungen zu erbringen.	for as long as the prudent management of the business demands, to make himself available to the Company and to render his services for the good of the Company.

2. Mit den Bezügen nach § 7 dieses Vertrages ist die gesamte Tätigkeit des Geschäftsführers abgegolten, auch wenn die Arbeitszeit aus betrieblichen Gründen über das übliche Maß hinausgehen sollte.	2. The entire employment of the Managing Director shall be remunerated by the remuneration pursuant to § 7 of this Contract, even if the working hours go beyond the usual ones due to business reasons.

§ 6	§ 6
Wettbewerbsverbot	Competition Prohibition

1.    Während der Dauer dieses Vertrages wird sich der Geschäftsführer an Unternehmen, die mit der Gesellschaft in Wettbewerb stehen oder mit denen die Gesellschaft Geschäftsverbindungen unterhält, weder unmittelbar noch mittelbar beteiligen. Unabhängig von dem in § 3.2 festgelegten Nebentätigkeitsverbot ist es dem Geschäftsführer außerdem in jedem Fall untersagt, während der Dauer dieses Vertrages in selbständiger, unselbständiger oder sonstiger Weise unmittelbar oder mittelbar für ein Unternehmen tätig zu werden, welches mit der Gesellschaft oder einem mit der Gesellschaft im Sinne von §§ 15 ff. AktG verbundenen Unternehmen, in direktem oder indirektem Wettbewerb steht.

1.    During the term of this Contract, the Managing Director shall neither directly nor indirectly hold shares in companies which compete with the Company or with which the Company maintains business connections. Irrespective of the ancillary work prohibition in § 3.2 hereof, in any event it shall also be prohibited for the Managing Director to work — whether in an employee capacity, on a freelance basis or in any other way — during the term of this Contract directly or indirectly for a company which directly or indirectly competes with the Company or a company affiliated with the Company in the sense of § 15 ff of the German Stock Corporation Act (AktG).

2.    Dem Geschäftsführer ist es ferner untersagt, während der Dauer dieses Vertrages Arbeitnehmer der Gesellschaft von dieser abzuwerben und/ oder zu anderen als der Gesellschaft dienlichen Zwecken zu beschäftigen.

2.    During the term of this Contract, the Managing Director shall also be prohibited from poaching Company employees from the Company and/or from employing Company employees for purposes other than those benefiting the Company.

3. Dieses Wettbewerbsverbot gilt auch während einer Freistellung (siehe § 12 Ziffer 4 dieses Vertrages) unverändert fort.	3. This competition prohibition shall also continue to apply unchanged during any period of release from the obligation to work for the Company (see § 12.4 of this Contract).

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§ 7	§ 7
Vergütung	Remuneration

1.    Der Geschäftsführer erhält als Vergütung für seine Tätigkeit ein Jahresbruttogehalt in Höhe von EUR 270.000,00 (in Worten: EUR zweihundertsiebzigtausend), das in 12 gleichen Raten jeweils am Monatsende abzüglich Steuern und Sozialversicherungsabgaben gezahlt wird.

1.    As remuneration for his work, the Managing Director shall receive an annual gross salary in the amount of EUR 270,000.00 (in words: two hundred and seventy thousand Euros), which will be paid in twelve equal monthly instalments on the last day of each month, after tax and social security insurance contributions have been deducted.

2.    Der Geschäftsführer erhält darüber hinaus eine variable erfolgsabhängige Vergütung (“Tantieme”). Die Höhe der auszuzahlenden Tantieme hängt von dem Grad der Erreichung der quantitativen und qualitativen persönlichen Ziele ab, welche die Gesellschaft jährlich (Ende November/Dezember) für jeweils ein Geschäftsjahr in einer Tantiemeregelung (auch als ,,Annual Cash Incentive Plan“ bzw. ,,ACIP“ bezeichnet) festlegt. Bei voller Zielerreichung beträgt die auszuzahlende Tantieme 70% des Jahresbruttogehaltes nach vorstehender Ziffer 1. Die Ziele werden jeweils im Voraus schriftlich für einen befristeten Zeitraum von der Gesellschaft festgelegt und dem Geschäftsführer mitgeteilt. Die Festlegung der Tantiemeregelung nimmt die Gesellschaft unter Berücksichtigung der Geschäftsentwicklung in den vorangegangenen Perioden und der Ziele der Gesellschaft und der übrigen Unternehmen in der Unternehmensgruppe der Gesellschaft für die betroffene Periode und unter Berücksichtigung der berechtigten Interessen des Geschäftsführers nach pflichtgemäßem Ermessen vor.

2.    The Managing Director shall also receive a variable, success-dependent remuneration sum (“Bonus”). The amount of the Bonus to be paid out shall depend on the degree of the attainment of the quantitative and qualitative personal targets which the Company shall stipulate annually (end of November/December) for one business year in a bonus plan (also designated “Annual Cash Incentive Plan” respectively “ACIP”) in each instance. In the event of full target attainment, the Bonus to be paid out shall amount to 70% of the annual gross salary pursuant to § 7.1 hereof. The targets shall in each instance be stipulated in advance for a fixed time period by the Company in writing and communicated to the Managing Director. The stipulation of the Bonus plan shall be done by the Company in its dutiful discretion, taking account of the development of the business in the preceding period and the targets of the Company and the other companies belonging to the company group of the Company for the pertinent period, and taking account of the justified interests of the Managing Director.

3. Ob und in welcher Höhe die Tantieme ausgezahlt wird, insbesondere bei Teil- oder	3. The Company shall decide whether and in what amount the Bonus will be paid out,

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§ 7	§ 7
Vergütung	Remuneration

Übererreichung der Ziele, entscheidet die Gesellschaft nach der jeweils festgelegten Tantiemeregelung.	particularly in the event of partial attainment or over-attainment of the targets, in accordance with the respectively-stipulated Bonus plan.

4. Ein Überblick über den zurzeit in der Unternehmensgruppe gültigen Annual Cash Incentive Plan ist diesem Vertrag als Anlage 2 beigefügt.	4. An overview of the Annual Cash Incentive Plan currently applicable in the company group is attached to this Contract as Annex 2.

5.    In Geschäftsjahren, in denen der Geschäftsführer nicht durchgehend beschäftigt ist, erhält er die Tantieme anteilig auf der Grundlage des in der Tätigkeitsperiode erzielten Erfüllungs-grades. Für das Austrittsjahr regelt § 12.4 die Einzelheiten für den Fall, dass der Geschäftsführer von seiner Arbeitspflicht freigestellt wird.

5.    In business years when the Managing Director is not continuously employed, he shall receive the Bonus pro rata on the basis of the degree of attainment achieved in the period of work. For the year of leaving the company, § 12.4 stipulates rules regarding the details in the event that the managing director is released from his obligation to work.

6. Für das Geschäftsjahr 2010 werden dem Geschäftsführer 50% seiner Jahreszieltantieme (d. h. 50% der 70% seines Grundgehaltes, d. EUR 97.500,00 brutto) als Mindesttantieme garantiert.	6. For the 2010 fiscal year, the Managing Director shall be guaranteed 50% of his annual target Bonus (i.e. 50% of 70% of his basic salary, i.e. EUR 97,500.00 gross) as the minimum Bonus.

7.    Die zur Erfüllung der übertragenen Aufgaben notwendige Mehrarbeit sowie alle Tätigkeiten auch für andere Unternehmen, mit denen die Gesellschaft verbunden ist, sind mit den Gesamtbezügen abgegolten. Etwaige in der Gesellschaft bestehende Betriebsvereinbarungen oder betriebliche Regelungen über zusätzliche Vergütungen, welcher Art auch immer, kommen für den Geschäftsführer nicht zur Anwendung bzw. sind mit den Gesamtbezügen nach diesem Vertrag abgegolten.

7.    The additional work necessary for fulfilment of the allocated tasks, as well as all work for other companies with which the Company is affiliated, shall be remunerated through payment of the total remuneration. Any employer/works council agreements or company regulations concerning additional remuneration, regardless of what kind, which may exist at the Company shall not apply to the Managing Director or shall be settled through payment of the total remuneration pursuant to this Contract.

8.    Vergütungen für die Tätigkeit als Mitglied eines Aufsichtsrates, Beirates, Verwaltungsrates oder eines ähnlichen Gremiums werden auf die Gehaltsansprüche (Vergütung) angerechnet, wenn es sich um ein mit der Gesellschaft

8.    Remuneration for work as a member of a supervisory board, advisory board, administrative board or a similar body shall be set off against the salary claims (remuneration) if this occurs in connection

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§ 7	§ 7
Vergütung	Remuneration

verbundenes Unternehmen handelt.	with a company affiliated with the Company.

9.    Die Gesellschaft zahlt dem Geschäftsführer mit Ablauf des 12 Monats nach Beginn seiner Anstellung einen einmaligen Betrag (,,sign-on-bonus“) in Höhe von EUR 100.000,00 brutto. Die Zahlung wird jedoch nicht geschuldet, wenn die Gesellschaft den Geschäftsführer bereits vor Ablauf des 12 Monats nach Beginn seiner Anstellung dauerhaft gemäß § 12.4 dieses Vertrages von Verpflichtung zur Dienstleistung für die Gesellschaft freigestellt hat.

9.    Upon the expiry of 12 months after the commencement of his employment, the Company shall pay the Managing Director a once-off sum “sign-on bonus” in the amount of EUR 100,000.00 gross. However, payment shall not be owed if the Company has already permanently released the Managing Director from his obligation to perform work for the Company pursuant to § 12.4 of this Contract before the expiry of 12 months after the commencement of his employment.

§ 8	§ 8
Spesen und Firmenwagen	Expenses and Company Car

1.    Die Gesellschaft erstattet dem Geschäftsführer die anlässlich von Dienstreisen entstandenen, angemessenen Fahrtkosten, Mehraufwendungen für Verpflegung, Übernachtungs- und Bewirtungskosten in angemessenem Umfang auf Vorlage der Belege, soweit die Absetzbarkeit dieser Aufwendungen steuerlich anerkannt wird. Die Aufwendungen können pauschal abgegolten werden, soweit dies nach den lohnsteuerrechtlichen Vorschriften zulässig ist.

1.    The Company shall reimburse the Managing Director for reasonable travel costs incurred due to business journeys and trips, additional expenditure for food, overnight stays and entertainment costs to an appropriate extent upon production of the relevant receipts therefor, insofar as the deductibility of these expenses is acknowledged for tax purposes. The expenses can be settled in a lump sum, insofar as this is permissible pursuant to German income tax legislation.

2. Dem Geschäftsführer wird ein Dienstwagen zur Verfügung gestellt (Modell BMW X5 3.5d mit frei wählbarer Sonderausstattung oder vergleichbar), den der Geschäftsführer auch privat nutzen kann.
2.    A company car (BMW X5 3.5d with arbitrary optional equipment or comparable) shall be made available to the Managing Director, which the Managing Director shall also be able to use for private purposes.

3.    Der geldwerte Vorteil aus der PKW-Nutzung ist nach den Verwaltungsrichtlinien zu bemessen und der Lohnsteuer zu unterwerfen. Die etwaige Lohnsteuer aus den vorgenannten geldwerten Vorteilen geht zu Lasten des

3.    The benefit in money’s worth from the usage of the company car is to be calculated in accordance with the administration guidelines and to be subject to income tax. Any potential income tax arising from the above-mentioned benefits in money’s

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§ 8	§ 8
Spesen und Firmenwagen	Expenses and Company Car

Geschäftsführers. Die Gesellschaft schließt auf eigene Kosten eine Vollkaskoversicherung mit einer Selbstbeteiligung in Höhe von nicht mehr als EUR 1.000,00 für das Fahrzeug ab.
       worth shall be borne by the Managing Director. The Company shall take out a full-coverage collision insurance policy for the company car at its own cost, with an excess in the amount of not more than EUR 1,000.00.

§ 9	§ 9
Vergütung bei Dienstverhinderung	Compensation upon Incapacity to Work

1. Der Geschäftsführer ist verpflichtet, der Gesellschaft jede Dienstverhinderung und ihre voraussichtliche Dauer unverzüglich anzuzeigen.	1. The Managing Director shall be obliged to announce every instance of incapacity to work and its likely duration to the Company.

2.    Im Falle der Erkrankung oder sonstigen unverschuldeten Dienstverhinderungen werden dem Geschäftsführer seine vertragsgemäßen Bezüge gemäß § 7 dieses Vertrages für die Dauer von sechs Monaten fortgezahlt, und zwar unter Abzug eines Betrages, der dem von der Krankenkasse gezahlten Krankengeld entspricht. Die Fortzahlung der Bezüge erfolgt jedoch längstens bis zur Beendigung dieses Vertrages.

2.    In the event of illness or other non-culpable inability to work, the Managing Director shall continue to be paid his contractual remuneration pursuant to § 7 of this Contract for the duration of six months, and this payment shall be made subject to deduction of the sickness benefit sum which is paid by the health insurance company. The continued payment of the remuneration shall, however, only occur at most until the cessation of this Contract.

§ 10	§ 10
Sonstige Leistungen	Other Remuneration

1.    Zusätzlich zahlt die Gesellschaft an den Geschäftsführer jeweils am Ende eines jeden Kalenderquartals in vier Raten in Höhe von jeweils EUR 4.425,00 brutto jährlich insgesamt einen Betrag in Höhe von EUR 17.700,00 brutto als Beitrag des Gesellschaft zur privaten Altersversorgung des Geschäftsführers.

1.    In addition, the Company shall pay the Managing Director a total sum in the amount of EUR 17,700.00 gross, in four instalments in the amount of EUR 4,425.00 gross each at the end of each calendar quarter, as the Company’s contribution to the Managing Director’s private old-age pension scheme.

2.    Versichert sich der Geschäftsführer in einer privaten Krankenversicherung, trägt die Gesellschaft die Hälfte der Versicherungsbeiträge bis zu dem Betrag, der den Arbeitgeberanteil in der gesetzlichen Krankenversicherung ausmacht.

2.    If the Managing Director obtains private health insurance for himself, the Company shall bear the one half of the insurance premiums up to the amount that would otherwise have to be paid as the employer’s contribution to the statutory health insurance.

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§ 10	§ 10
Sonstige Leistungen	Other Remuneration

3. Der Geschäftsführer hat im Übrigen Anspruch auf alle Sozialleistungen, welche die Gesellschaft im Rahmen betrieblicher Übung ihren Geschäftsführern gewährt.
3.    The Managing Director shall also have a claim for all of the social security insurance payments which the Company grants its managing directors in the framework of what is usual practice at the Company.

§ 11	§ 11
Erfindungen	Inventions

1.    Die Parteien sind sich darüber einig, dass das Arbeitnehmererfindungsgesetz auf Diensterfindungen des Geschäftsführers keine Anwendung findet. Erfindungen im Sinne der nachfolgenden Bestimmungen sind alle Erfindungen und technischen Verbesserungsvorschläge des Geschäftsführers im Sinne der §§ 1-3 des Arbeitnehmererfindungsgesetzes und alle Patente und Schutzmarken. Diensterfindungen im Sinne dieses Vertrages sind alle während der Dauer des Anstellungsverhältnisses von dem Geschäftsführer gemachten Erfindungen, die (i) aus der dem Geschäftsführer im Betrieb obliegenden Tätigkeit entstanden sind, (ii) maßgeblich auf Erfahrungen oder Arbeiten des Betriebes beruhen oder (iii) den Geschäftsbereich des Unternehmens betreffen. Diensterfindungen sind auch alle Erfindungen der vorgenannten Art, die der Geschäftsführer nach Beendigung des Anstellungsverhältnisses vollendet, wenn die Vorbereitungen für die Erfindung überwiegend bereits während der Dauer des Anstellungsverhältnisses getätigt wurden; dies wird vermutet, wenn die Erfindung innerhalb von drei Monaten nach Beendigung des Anstellungsverhältnisses gemacht wurde.

1.    The parties hereby agree that the German Employee Inventions Act shall not apply to the Managing Director’s work inventions. Inventions in the sense of the following provisions shall mean all inventions and technical improvement proposals by the Managing Director in the sense of § 1 — § 3 of the German Employee Inventions Act and all patents and trademarks. “Work inventions” in the sense of this Contract shall mean all inventions made by the Managing Director during the existence of the employment relationship that (i) result from the tasks incumbent on the Managing Director in the business, (ii) are significantly based on the experience or work in the business, or (iii) concern the Company’s area of business. “Work inventions” shall also include all inventions of the aforementioned kind which the Managing Director completes after the cessation of the employment relationship, if the preparatory work for the invention was predominantly done during the term of the employment relationship; this shall be presumed to be the case if the invention is made within three months after the cessation of the employment relationship.

2. Der Geschäftsführer überträgt der Gesellschaft unwiderruflich das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht für alle etwaigen
2.    The Managing Director hereby irrevocably transfers to the Company the exclusive usage and utilisation right — unrestricted as to time, space and content — for any and all copyrightable work results which the

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§ 11	§ 11
Erfindungen	Inventions

       urheberrechtsfähigen Arbeitsergebnisse, die der Geschäftsführer während der Dauer seines Anstellungsverhältnisses, im Rahmen oder außerhalb seiner anstellungsvertraglichen Aufgaben sowie während und außerhalb seiner Arbeitszeit erstellt, soweit diese Arbeitsergebnisse nicht ausnahmsweise zwingend dem Gesetz über Arbeitnehmererfindungen unterliegen. Die Übertragung und Abtretung des Nutzungs- und Verwertungsrechts umfasst die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte und ist vollumfänglich mit der Vergütung nach § 7.1 dieser Vereinbarung abgegolten.

       Managing Director creates during the term of his employment relationship, whether in the framework of or outside his employment-contract tasks, and whether during or outside his working hours, insofar as those work results are not exceptionally compulsorily subject to the Act governing employee inventions. The transfer and assignment of the usage and utilisation right encompasses permission to process and grant licences to third parties and shall be completely remunerated through payment of the remuneration pursuant to § 7.1 of this Contract.

3.    Der Geschäftsführer verzichtet ausdrücklich auf alle sonstigen, ihm etwa als Urheber/Schöpfer zustehenden Rechte an dem Arbeitsergebnis, insbesondere auf das Namensrecht und auf Zugänglichmachung des Werkes. Von der vorgenannten Übertragung ausgeschlossen sind Arbeitsergebnisse, die weder einen direkten noch einen indirekten Zusammenhang mit dem Unternehmensgegenstand der Gesellschaft haben.

3.    The Managing Director hereby expressly waives all other rights in the work result to which he is potentially entitled as author/creator, particularly the right to the use of a name and making the work accessible. Work results which do not have a direct or an indirect connection with the company object of the Company shall be excluded from the abovementioned assignment.

4.    Der Geschäftsführer hat eine angemessene Dokumentation seiner urheberrechtsfähigen Arbeitsergebnisse sicherzustellen und auf dem Laufenden zu halten sowie diese der Gesellschaft jederzeit zugängig zu machen und ihm das Eigentum daran zu übertragen.

4.    The Managing Director shall be obliged to ensure appropriate documentation of his copyrightable work results and to keep that documentation updated, as well as to make this accessible to the Company at all times and to transfer to the Company the ownership therein.

5.    Der Geschäftsführer hat auf Verlangen die Gesellschaft bei der Erlangung und Durchsetzung von Urheberrechten und anderen gewerblichen Schutzrechten für seine Arbeitsergebnisse in anderen Ländern zu unterstützen. Der Geschäftsführer wird zu diesem Zweck alle Anträge, Abtretungserklärungen und sonstigen rechtsgeschäftlichen Erklärungen ausfüllen und abgeben, sämtliche Dokumente

5.    The Managing Director shall be obliged at the request of the Company to support the latter in the acquisition and enforcement of copyright and other industrial property rights for his work results in other countries. For this purpose, the Managing Director shall fill out and submit all applications, assignment declarations and other legal declarations, sign all documents and perform other legal acts which are

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§ 11	§ 11
Erfindungen	Inventions

       unterzeichnen und sonstige Rechtshandlungen wahrnehmen, die erforderlich sind oder von der Gesellschaft gewünscht werden, um alle seine Rechte als Urheber/Schöpfer vollständig auf die Gesellschaft zu übertragen und der Gesellschaft, seinen Nachfolgern und Abtretungsempfängern zu ermöglichen, sich den vollen und ausschließlichen Nutzen sowie die Vorteile dieser Arbeitsergebnisse zu sichern und zu verwerten.

       necessary or which are desired by the Company in order to completely transfer all of his rights as author/creator to the Company, and to make it possible for the Company, its successors and assignees to secure and to utilise the full and exclusive use and benefits of those work results.

6.    Für die Erfüllung dieser Mitwirkungspflichten erhält der Geschäftsführer während der Dauer des Anstellungsverhältnisses keine weitere Vergütung, außer der Erstattung von Kosten, die ihm durch das Verlangen der Gesellschaft entstanden sind. § 32a UrhG bleibt unberührt. Soweit der Geschäftsführer die Mitwirkungspflicht nach Beendigung des Arbeitsverhältnisses erfüllt, wird er hierfür einen angemessenen Tagessatz sowie die Erstattung aller Kosten, die ihm durch das Verlangen der Gesellschaft entstehen, erhalten.

6.    For the fulfilment of these co-operation obligations, the Managing Director shall not receive any further remuneration during the term of the employment relationship, apart from the reimbursement of costs which he incurs as a result of the Company’s request. § 32a of the German Copyright Act (UrhG) shall remain unaffected hereby. Insofar as the Managing Director fulfils the co-operation obligation after the cessation of the employment relationship, he shall receive a reasonable per diem rate therefor as well as the reimbursement of all costs which he incurs as a result of the Company’s request.

7.    Im Falle der Beendigung des Arbeitsverhältnisses verbleibt das Arbeitsergebnis zur weiteren Nutzung in Händen der Gesellschaft. Ein Zugangsrecht des Urhebers zu dem Arbeitsergebnis wird ausdrücklich ausgeschlossen.

7.    In the event of the cessation of the employment relationship, the work result shall remain in the hands of the Company for further usage. A right of access by the creator to the work result is hereby expressly excluded.

§ 12	§ 12
Beendigung des Vertragsverhältnisses	Cessation of the Contractual Relationship

1. Der Vertrag beginnt an dem in § 1 genannten Datum und ist auf unbestimmte Zeit abgeschlossen.	1. The Contract shall commence on the date named in § 1 above, and is hereby entered into for an indefinite period of time.

2. Der Vertrag steht unter der auflösenden Bedingung, dass der Geschäftsführer seine vertragliche Tätigkeit für die Gesellschaft	2. The Contract shall be subject to the condition subsequent that the Managing Director commences his contractual activity

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§ 12	§ 12
Beendigung des Vertragsverhältnisses	Cessation of the Contractual Relationship

       spätestens am 01. April 2010 aufnimmt. Sollte dem Geschäftsführer eine Aufnahme seiner Tätigkeit für die Gesellschaft nicht spätestens bis zu diesem Datum möglich sein, tritt dieser Vertrag nicht in Kraft, so dass dann keine wechselseitigen Rechte und Pflichten aus diesem Vertrag entstehen.

       for the Company on 1 April 2010 at the latest. Should no commencement of his activity for the Company be possible for the Managing Director by that date at the latest, then this Contract shall not enter into force, and then no reciprocal rights and obligations shall arise under this Contract.

3.    Er kann jederzeit mit einer Kündigungsfrist von 6 Monaten zum Monatsende ordentlich gekündigt werden, erstmals allerdings mit Wirkung zum 31. Mai 2013. Das Recht zur außerordentlichen Kündigung wird hierdurch nicht berührt.

3.    An ordinary termination of the Contract can be effected at any time subject to compliance with a termination notice period of 6 months to month’s end, however, for the first time with effect as of May 31, 2013. The right to effect an extraordinary termination shall remain unaffected hereby.

4. Die Kündigung des Vertrages sowie die Abberufung und der Rücktritt des Geschäftsführers haben schriftlich zu erfolgen.	4. The termination of the Contract as well as the removal and the resignation of the Managing Director shall require to be in writing.

5.    Die Gesellschaft ist nach Ausspruch der Kündigung jederzeit berechtigt, den Geschäftsführer unter Fortzahlung der Grundvergütung gemäß § 7.1 dieses Vertrages von der Verpflichtung zur Dienstleistung für die Gesellschaft freizustellen. Die auf den Zeitraum bis zum Beginn der Freistellungsphase entfallende anteilige Tantieme gemäß §§ 7.2 bis 7.6 dieses Vertrags wird in vollem Umfang gezahlt. Während der Freistellungsphase zahlt die Gesellschaft dem Geschäftsführer 50% der Zieltantieme nach § 7.2 dieses Vertrags. Gegebenenfalls bestehender Resturlaub ist während der Zeit der Dienstfreistellung zu nehmen und wird auf die Freistellung angerechnet. Während der Freistellungsphase gilt das vertragliche Wettbewerbsverbot gemäß § 6 dieses Vertrages unverändert fort. Durch anderweitige Verwendung seiner Dienste erzielter oder zu erzielen böswillig unterlassener Verdienst des Geschäftsführers in der Freistellungsphase

5.    After termination has been declared, the Company shall be entitled at any time to release the Managing Director from the obligation to render his services to the Company, subject to continued payment of the basic remuneration pursuant to § 7.1 hereof. The pro rata Bonus pursuant to § 7.2 to § 7.6 hereof which accrues with regard to the time until the commencement of the release period shall be paid in full. During the release period, the Company shall pay the Managing Director 50 % of the target Bonus pursuant to § 7.2 hereof. Any potential unused holiday leave shall be used during, and counted towards, the time of the release from the obligation to render his services. During the release period, the contractual competition prohibition pursuant to § 6 of this Contract shall continue to apply unchanged. Other remuneration earned by the Managing Director and remuneration which the Managing Director maliciously fails to earn through working for other parties during

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§ 12	§ 12
Beendigung des Vertragsverhältnisses	Cessation of the Contractual Relationship

werden auf die Vergütung nach diesem Vertrag angerechnet und reduzieren diese.	the garden leave period shall be set off against his remuneration pursuant to this Contract and shall reduce that remuneration.

6.    Die Bestellung des Geschäftsführers kann durch Beschluss der Gesellschafter jederzeit widerrufen werden. Der Widerruf gilt zugleich als Kündigung dieses Vertrages durch die Gesellschaft zum nächst möglichen Zeitpunkt.

6.    The appointment of the Managing Director can be revoked at any time through resolution of the shareholders. The revocation shall at the same time count as termination of this Contract by the Company as of the next possible point in time.

7. Das Anstellungsverhältnis endet, ohne dass es einer Kündigung bedarf, mit Ablauf des Monats, in dem der Geschäftsführer die Regelaltersgrenze der gesetzlichen Rentenversicherung vollendet hat.
7.    The employment relationship shall come to an end, without a termination being required, upon the expiry of the month in which the Employee reaches the usual age threshold of the statutory pension insurance fund.

§ 13	§ 13
Geheimhaltung	Confidentiality

1.    Der Geschäftsführer ist verpflichtet, gegenüber Dritten über alle Angelegenheiten der Gesellschaft strengstes Stillschweigen zu bewahren. Diese Verpflichtung besteht auch nach seinem Ausscheiden aus den Diensten der Gesellschaft.

1.    In dealings with third parties, the Managing Director shall be obliged to maintain the strictest silence concerning all Company matters. This confidentiality obligation shall continue to exist after his departure from the service of the Company.

2.    Diese Verpflichtung umfasst insbesondere Einzelheiten des vorliegenden Vertrages mit Ausnahme seiner Laufzeit und seiner Kündigungsmöglichkeit. Ebenfalls ausgenommen sind Angaben, die der Geschäftsführer für den Abschluss einer privaten Versicherung sowie zur Erfüllung öffentlich-rechtlicher Verpflichtungen benötigt.

2.    This obligation shall particularly include details of this Contract, with the exception of its duration and possibilities of termination. Information which the Managing Director requires for entry into private insurance policies as well as for fulfilment of public law obligations shall also be excluded from this obligation.

§ 14	§ 14
Geschäftsunterlagen	Business Documents

1. Der Geschäftsführer hat alle Aufzeichnungen, Entwürfe,	1. The Managing Director shall be obliged to duly store all records, drafts,

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§ 14	§ 14
Geschäftsunterlagen	Business Documents

       Korrespondenz, Materialien, Muster, Notizen, Unterlagen und dergleichen sowie davon etwa gefertigte Abschriften oder Kopien ordnungsgemäß aufzubewahren und dafür Sorge zu tragen, dass Dritte nicht Einsicht nehmen können.
correspondence, materials, templates, notes, documents and similar, as well as any copies made thereof, and to ensure that third parties cannot access these.

2. Jede Anfertigung von Abschriften oder Kopien für andere als dienstliche Zwecke ist ausgeschlossen.	2. Any copying of such documents for purposes other than business reasons is hereby excluded.

3.    Die genannten Gegenstände hat der Geschäftsführer bei seinem Ausscheiden aus den Diensten der Gesellschaft oder nach seiner Entbindung von der Verpflichtung zur Dienstleistung unverzüglich, unaufgefordert und vollständig an die Gesellschaft herauszugeben.

3.    The items named must be returned without undue delay, without being requested to do so, and completely to the Company by the Managing Director upon his departure from the service of the Company or after his release from the obligation to render his services to the Company.

4. Ein Zurückbehaltungsrecht an diesen Gegenständen ist ausgeschlossen, doch darf der Geschäftsführer Kopien der Korrespondenz zwischen ihm und der Gesellschaft anfertigen und behalten.	4. Any right of retention to these items is hereby excluded, but the Managing Director may make and keep copies of the correspondence between him and the Company.

§ 15	§ 15
Vergünstigungen	Benefits

Es ist dem Geschäftsführer untersagt, Geschenke oder Vergünstigungen zu eigenem oder fremden Vorteil von solchen Personen oder Unternehmen zu fordern, sich versprechen zu lassen oder anzunehmen, die mit der Gesellschaft oder mit ihr verbundenen Gesellschaften in Geschäftsverbindung stehen oder aber eine solche anstreben.
It shall be prohibited for the Managing Director to request or accept gifts or benefits for his own benefit or for third-party benefit from such individuals who or companies which have business dealings with the Company or its affiliates or are striving for the same, or to allow the same to be promised to him.

Von diesem Verbot ausgenommen sind gebräuchliche Gelegenheitsgeschenke, sofern sich diese im Rahmen der jeweils gültigen Bestimmungen der Belden Inc. über die Annahme von Vergünstigungen Dritter durch Angestellte/Geschäftsführer der Belden-Gruppe halten.
Items excluded from this prohibition shall be common occasional gifts, insofar as these are within the framework of the respectively-applicable provisions of Belden Inc. concerning the acceptance of third-party favours and perks by employees/managing directors of the Belden Group.

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§ 16	§ 16
Gerichtsstand/Anwendbares Recht	Legal Venue/Applicable Law

1. Als Gerichtsstand für etwaige Streitigkeiten im Zusammenhang mit diesem Vertrag anlässlich seines Abschlusses, der Durchführung oder Beendigung wird der jeweilige Sitz der Gesellschaft vereinbart.
1.    The respective headquarters of the Company are hereby agreed to be the legal venue for any legal disputes arising in connection with this Contract on the occasion of its entry, performance or cessation.

2. Weiterhin vereinbaren die Parteien als zuständiges Gericht die Zuständigkeit des Landgerichts, Kammer für Handelssachen.	2. In addition, the parties hereby agree that the competent court shall be the Regional Court, Chamber for Commercial Matters.

3.    Der vorliegende Vertrag ist in deutscher und englischer Sprache abgefasst. Die Parteien sind sich darüber einig, dass das Anstellungsverhältnis ausschließlich deutschem Recht unterliegt. Im Falle einer streitigen Vertragsregelung ist die deutsche Fassung maßgeblich.

3.    This Contract is drafted in German and in English. The parties hereby agree that the employment relationship shall be exclusively governed by German law. In the event of a contentious contract provision, the German version shall be authoritative.

§ 17	§ 17
Verfallfristen	Preclusive Deadlines

1.    Alle Ansprüche, die sich aus und im Zusammenhang mit dem Anstellungsverhältnis und anlässlich seiner Beendigung ergeben, verfallen, wenn sie nicht von den Vertragsschließenden binnen einer Frist von drei Monaten nach ihrer Fälligkeit schriftlich geltend werden.

1.    All claims which arise out of and in connection with the employment relationship and on the occasion of its cessation shall cease to be valid if they are not made in writing by the contract parties within a period of three months after the respective claims become due.

2.    Lehnt die Gegenseite den Anspruch schriftlich ab oder erklärt sie sich nicht innerhalb von einem Monat nach Geltendmachung des Anspruchs, so verfällt der Anspruch, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird.

2.    If the respective other party rejects the claim in writing or does not make a declaration within one month after the claim has been made, then the claim shall cease to be valid if it is not made in writing to a court within three months after the rejection or after the expiry of the one-month period.

3. Vorstehende Fristen gelten nicht für Ansprüche aus der Haftung wegen Vorsatzes sowie wegen der Verletzung des	3. The above-named periods shall not apply for claims arising out of liability due to intentional behaviour or due to loss of life,

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§ 17	§ 17
Verfallfristen	Preclusive Deadlines

Lebens, des Körpers oder der Gesundheit.	personal injury or damage to health.

§ 18	§ 18
Schlussbestimmungen	Final Provisions

1.    Sollten einzelne Bestimmungen dieses Vertrages ungültig sein oder werden, so berührt dies die Wirksamkeit der übrigen Bestimmungen nicht. An die Stelle unwirksamer Absprachen tritt eine Regelung, die der wirtschaftlichen Zwecksetzung der Parteien am nächsten kommt und mit den übrigen Bestimmungen dieses Vertrages vereinbar ist. Entsprechendes gilt, falls der Vertrag regelungsbedürftige Lücken aufweisen sollte.

1.    Should individual provisions of this Contract be or become invalid, the validity of the remaining provisions shall remain unaffected thereby. The invalid provision shall be replaced by a valid provision which comes as close as possible to fulfilling the economic purpose of the parties, and which is compatible with the remaining provisions of this Contract. The same shall apply if the Contract should prove to contain unintended lacunae.

2. Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung des Schriftformerfordernisses.	2. Any amendments or additions to this Contract shall require to be in writing to be valid. The same shall also apply for the cancellation of the written form requirement.

Anlagen/Annexes:	1. Code of Business Conduct and Ethics 2. Annual Cash Incentive Plan

............................,.............	............................,.............

/s/ Henk Derksen	/s/ Christoph Gusenleitner
Company/Gesellschaft	Geschäftsführer/Managing Director

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Beide Vertragspartner bestätigen, ein rechtsverbindlich von beiden Seiten unterzeichnetes Exemplar dieses Geschäftsführeranstellungsvertrages erhalten zu haben.	Both contractual parties hereby confirm having received a legally-binding copy of this Managing Director Employment Contract signed by both parties.

............................,.............	............................,.............

/s/ Henk Derksen	/s/ Christoph Gusenleitner
Company/Gesellschaft	Geschäftsführer/Managing Director